EXHIBIT 10.45
THE JONES GROUP INC.

As of December 20, 2013

Mr. John T. McClain
The Jones Group Inc.
1411 Broadway
New York, New York 10018

Re:            Amended and Restated Amendment No. 4 to Employment Agreement

Dear John:

Reference is made to the Employment Agreement between you and The Jones Group Inc. (the "Company") dated as of July 11, 2007, as amended (the "Employment Agreement").  This supersedes the prior version of Amendment No. 4 to Employment Agreement dated December 20, 2013.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement. This will confirm our agreement that, notwithstanding any provision of the Employment Agreement to the contrary:

1.
The Company's payments of severance to you following termination of your employment without Cause, due to death or disability or upon your resignation for Good Reason, in each case prior to the expiration of the term of the Employment Agreement, shall be made in a lump sum at a date determined by the Company in its sole discretion no later than 30 days following the effective date of your termination or resignation regardless of whether such termination or resignation occurs prior to or following a Change in Control.

2.
For the avoidance of doubt, in lieu of the Company's obligation in respect of your participation in benefit plans and practices during your Severance Period under Section 6(c)(i)(iv), the Company shall make a lump sum payment to you equal to the cost of continuing such benefits in the same manner and at the same time as provided in Section 6(d)(v).

3.
If, at the time of your "separation from service" (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")), (i) you are a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable to you constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the

1411 BROADWAY, NEW YORK, NEW YORK 10018

As of December 20, 2013

Code in order to avoid taxes or penalties, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.  Your right to any series of payments under the Employment Agreement shall be treated as the right to separate payments (as defined under Treas. Reg. Section 1.409A-2(b)(2)).  With respect to any obligation of the Company to provide a reimbursement or in-kind benefit: (i) such obligation shall not be subject to alienation, sale, transfer, assignment, encumbrance, attachment or garnishment by your creditors or liquidation or exchange for another benefit; (ii) any payments must relate to expenses incurred during your lifetime (or during a shorter period of time specified in the Employment Agreement); (iii) payments with respect to a calendar year may not affect the payments in any other calendar year; and (iv) payments will be made no later than the last day of the calendar year following the year in which the expense is incurred.

4.
The foregoing shall not amend, impair or in any way limit your Noncompetition and Nonsolicitation obligations (including with respect to the duration of such obligations following the effective date of your termination or resignation) as such obligations existed prior to giving effect to this amendment.

Except as otherwise set forth herein, the Employment Agreement is ratified and confirmed in all respects and remains in full force and effect.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this Amendment and returning it to the Company in the manner directed by the Company.

THE JONES GROUP INC.
By: /s/ Ira M. Dansky, Executive Vice President, Secretary and General Counsel
Agreed in all respects:

EMPLOYEE:

/s/ John T. McClain